Exhibit 10.3

APPLE HOSPITALITY REIT, INC.
Grant and Performance Award Agreement

Pursuant to the Apple Hospitality REIT, Inc. 2024 Omnibus Incentive Plan (the “Plan”), ______________________________ (“Participant”) has been granted the opportunity to earn the Performance-Based Award described on Annex 1 attached hereto (the “Award”) for Participant’s Service to the Company for the period from January 1, 20__ through December 31, 20__ (the “Performance Period”) and subject to the terms and conditions set forth in this Grant and Performance Award Agreement (this “Agreement”) between Apple Hospitality REIT, Inc., a Virginia corporation (the “Company”), and Participant dated as of ________________ ____, 20___. Capitalized terms not otherwise defined in this Agreement are defined in the Plan. Subject to the terms of this Agreement, the Award shall be earned as set forth in Section 14.3 of the Plan and as determined by the Compensation Committee of the Company’s Board of Directors (the “Committee”) in accordance with the Award and the Plan.

1.
Award Allocation

The Committee has determined that the Award shall consist of two components, each as defined in the Award and constituting the portion of the total incentive target compensation as set forth in the Award: (a) an operating component based on the achievement of certain goals and metrics, (the “Operating Metric”) which shall be payable [in a combination of cash ([●]% of such value) and Stock ([●]% of such value)][entirely in cash][entirely in Stock (100% of such value)]; and (b) a component based on long-term metrics (the “Long-Term Metric”), which shall be payable [entirely in Stock (100% of such value)][entirely in cash][in a combination of cash ([●]% of such value) and Stock ([●]% of such value)]. The value of each metric relative to the total incentive compensation (i.e. less or more than the portion of Target as set forth in the Award) will depend on the final result to target based on the Award components.

2.
Certification Date

Following the last day of the Performance Period, the calculation of the incentive compensation to be paid to Participant pursuant to the Award (the “Earned Incentive Amount”) shall be determined, and the foregoing calculation shall be approved by the Committee no later than sixty (60) days following the last day of the Performance Period (such date being referred to as the “Certification Date”).

3.
Vesting

Subject to Section 4, following the Certification Date, and subject to the terms and conditions of this Agreement, the Earned Incentive Amount shall vest as set forth below in such amounts and at such times as are set forth in this Agreement and the Award attached hereto (each a “Vesting Date”). The number of shares of Stock to be awarded, if any, will be determined by using the average of the high and low share price on the date that is the 5th business day after the Company’s earnings call following the filing of the Company’s annual report on Form 10-K (the “Pricing Date”) and dividing the value of the Stock award by such average share price.

a.
The cash portion and the value of the Stock portion of the Earned Incentive Amount determined based on the Operating Metric shall vest upon the Certification Date subject to Participant’s continued Service through such date and shall be paid by the Settlement Date (as defined below). The shares of Stock awarded hereunder shall be issued in the form of fully vested stock no later than the Settlement Date.
b.
The Stock portion of the Earned Incentive Amount determined based on the Long-Term Metric shall vest as follows: (A) [●]% of the value of the Earned Incentive Amount determined using the Long-Term Metric shall vest upon the Certification Date subject to Participant’s continued Service through such date and will be issued in the form of fully vested Stock no later than the Settlement Date; and (B) the remaining [●]% of the value of the Earned Incentive Amount determined using the Long-Term Metric shall be issued in the form of Restricted Stock and shall vest in December of the year following the Performance Period subject to Participant’s continued Service through such date. Any resulting fractional share shall be rounded to the nearest whole share and shall be rounded down as necessary; provided, in all cases, Participant cannot vest in more than the Earned Incentive Amount. The Restricted Stock shall be subject to a separate Restricted Stock Agreement, the form of which is approved by the Committee (as amended from time to time, the “Restricted Stock Agreement”), and shall be signed by Participant as a condition to receiving such Restricted Stock pursuant to the Award. The shares of Restricted Stock be issued by the date set forth in the Restricted Stock Agreement.

Except as otherwise provided in this Agreement or in the Plan, no Vesting Date shall occur after Participant’s Service has terminated for any reason.

4.
Effect of Certain Events
a.
Termination of Service by Reason of Death or Termination of Service by the Company due to Disability.

If Participant’s Service with the Company terminates by reason of death or Disability, in each case prior to the end of the Performance Period, Participant or Participant’s Beneficiary, as the case may be, shall be entitled to a prorated Earned Incentive Amount. Such prorated Earned Incentive Amount shall be equal to the total target incentive compensation amount set forth in the Award (the “Target Award”) multiplied by a fraction, the numerator of which shall equal the number of days such Participant was employed with the Company during the Performance Period and the denominator of which shall equal the number of days in the Performance Period. Such prorated Earned Incentive Amount shall be deemed vested in full and settled pursuant to Section 5, with the “Vesting Date” being Participant’s date of Service termination and the Pricing Date being the date reasonably determined by the Company. If Participant’s Service with the Company terminates by reason of death or Disability after the completion of the Performance Period but prior to the Vesting Date, Participant or Participant’s Beneficiary, as the

case may be, shall be entitled to the Earned Incentive Amount. Such Earned Incentive Amount shall be deemed vested in full and settled pursuant to Section 5, with the “Vesting Date” being Participant’s date of Service termination or the Certification Date, as applicable. Notwithstanding anything in this Agreement to the contrary, amounts vesting pursuant to this Section 4.a shall include the Restricted Stock portion of the Earned Incentive Amount and any Dividend Equivalent Amount (as defined below). The Award settled pursuant to this Section 4.a. shall be paid in a combination of cash and Stock as set forth in Section 1.

b.
Termination of Service by the Company other than for Cause, death or Disability.

If Participant’s Service with the Company is terminated by the Company other than for Cause, death or Disability, in each case prior to the end of the Performance Period, Participant shall be entitled to a prorated Earned Incentive Amount. Such prorated Earned Incentive Amount shall be equal to the value of the Target Award multiplied by a fraction, the numerator of which shall equal the number of days such Participant was employed with the Company during the Performance Period and the denominator of which shall equal the number of days in the Performance Period. Such prorated Earned Incentive Amount shall be deemed vested in full and settled pursuant to Section 5, with the “Vesting Date” being Participant’s date of Service termination and the Pricing Date being the date reasonably determined by the Company. If Participant’s Service with the Company is terminated by the Company other than for Cause, death or Disability, in each case after the completion of the Performance Period but prior to Vesting Date, Participant shall be entitled to the Earned Incentive Amount. Such Earned Incentive Amount shall be deemed vested in full and settled pursuant to Section 5, with the “Vesting Date” being Participant’s date of Service termination or the Certification Date, as applicable. The amounts vesting pursuant to this Section 4.b shall include any Dividend Equivalent Amount associated with the Earned Incentive Amount and shall include the Restricted Stock portion of the Earned Incentive Amount. The Award settled pursuant to this Section 4.b. shall be paid in a combination of cash and Stock as set forth in Section 1.

c.
Termination of Service by Reason of Voluntary Termination by Participant or Termination of Service by the Company for Cause.

Other than described in Section 4.d., if Participant’s Service with the Company is terminated voluntarily by Participant for any reason, or Participant’s Service is terminated by the Company for Cause, in each case prior to the applicable Vesting Date, Participant’s Award shall be forfeited automatically and without further action as of the date of Service termination.

d.
Change in Control.
i.
In the event of a Change in Control prior to the completion of the Performance Period, if Participant’s Service is terminated by the Company without Cause or by Participant for Good Reason following such Change in Control or, prior to a Change in Control if a Change in Control occurs and Participant’s employment with the Company is terminated by the Company without Cause or by Participant for Good Reason prior to the date on which a Change in Control occurs, and if it is reasonably demonstrated by Participant that such termination of employment (A) was at the request of a third party who had taken steps reasonably calculated to effect a Change in Control, or (B) otherwise arose in connection with or in anticipation of a Change in Control, the amount of the Earned Incentive Amount payable to Participant shall equal the greater of (X) the Target Award and (Y) the Earned Incentive Amount payable based on actual performance during the Performance Period. For purposes of the preceding sentence, if, based on the discretion of the Company, actual performance is not determinable, the Earned Incentive Amount will be calculated as though the target level of performance has been achieved. Such Earned Incentive Amount shall be deemed vested in full and settled pursuant to Section 5, with the “Vesting Date” being the date of Service termination and the Pricing Date for purposes of calculating the number of shares of Stock to be issued shall be reasonably determined by the Company.
ii.
If a Change in Control occurs after the end of the Performance Period and before the Vesting Date, and Participant’s Service is terminated by the Company without Cause or by Participant for Good Reason following such Change in Control or, prior to a Change in Control if a Change in Control occurs and Participant’s employment with the Company is terminated by the Company without Cause or by Participant for Good Reason prior to the date on which a Change in Control occurs, and if it is reasonably demonstrated by Participant that such termination of employment (A) was at the request of a third party who had taken steps reasonably calculated to effect a Change in Control, or (B) otherwise arose in connection with or in anticipation of a Change in Control, the amount of the Earned Incentive Amount payable to Participant shall equal the Earned Incentive Amount payable based on actual performance during the Performance Period. Such Earned Incentive Amount shall be deemed vested in full and settled pursuant to Section 5, with the “Vesting Date” being Participant’s date of Service termination and the Pricing Date for purposes of calculating the number of shares of Stock to be issued shall be reasonably determined by the Company.
iii.
It is the intent of this Section 4.d. to provide a current year award in addition to any amount paid or payable under the Severance Plan following the events described herein.
e.
Definitions. For purposes of Section 4.d., the following terms shall have the meaning set forth below:

i.
“Change in Control” shall have the meaning set forth in the Company’s Executive Severance Pay Plan as adopted by the Company’s Board of Directors (as the same may be amended, amended and restated, or modified from time to time) (the “Severance Plan”).

ii.
“Good Reason” shall have the meaning set forth in the Severance Plan.
iii.
“Cause” shall have the meaning set forth in the Severance Plan.
5.
Settlement
a.
Participant’s cash and Stock underlying Participant’s vested Earned Incentive Amount (if any) shall be distributed in cash, or as applicable, transferred as fully vested Stock as soon as administratively practicable following the applicable Vesting Date (the date on which such Stock is issued shall be the “Settlement Date”), but in no event later than thirty (30) days following the Vesting Date. Notwithstanding the prior sentence, the Restricted Stock shall be issued in accordance with the Restricted Stock Agreement The Company may execute such transfer by an appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company, and in either case by issuing Stock to Participant and, in the case of the Restricted Stock by a book-entry registration or direct registration (including transaction advices), such registration notated to evidence the restrictions imposed on such Award and depositing the cash payment in accordance with payment instructions previously received by Participant. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such Stock delivery, except as otherwise provided in Section 6.c. Any Stock amount awarded pursuant to this Agreement shall be rounded down to the nearest whole share. Notwithstanding the foregoing, the Company may delay a distribution or payment if it reasonably determines that such payment or distribution shall violate federal securities laws or any other Applicable Law, provided that such distribution or payment shall be made at the earliest date at which the Company reasonably determines that the making of such distribution or payment shall not cause such violation, as required by Treasury Regulation Section 1.409A-2(b)(7)(ii), and provided further that no payment or distribution shall be delayed under this Section 5.a. if such delay shall result in the Earned Incentive Amount becoming subject to or in a violation of Section 409A.
b.
Notwithstanding the foregoing, if, on the Certification Date, the Company does not have a sufficient number of available shares under the Plan in effect at the time of the settlement of the Award, the number of shares of Stock to be delivered shall be determined by the Committee based on a pro rata allocation of the available shares, if any, among award recipients, and the difference between the amount payable under the Earned Incentive Amount in Stock and the total aggregate value of such delivered shares of Stock (determined as of the Certification Date) shall be paid in cash.
6.
Additional Terms and Conditions of Award.
a.
Award Subject to Acceptance of Agreement. The Award shall be null and void unless Participant executes and returns this Agreement to the Company at such time as shall be satisfactory to the Company.
b.
Non-transferability of Award. The Award and any rights thereunder shall not be transferable other than by the laws of descent and distribution or pursuant to any beneficiary designation procedures as may be approved by the Committee for such purpose. Except as permitted by the preceding sentence, the Award shall not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt by Participant to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Award, the Award and all rights thereunder shall immediately become null and void.
c.
Withholding Taxes. As a condition precedent to the delivery to Participant of any Stock subject to the Award or the payment of any cash amount pursuant to the terms of the Award, Participant agrees to make arrangements acceptable to the Company to pay any withholding or other taxes that may be due as a result of the Earned Incentive Amount. In the event that the Company or its Subsidiary determines that any federal, state, local or foreign tax or withholding payment is required relating to the Earned Incentive Amount, the Company or any affiliate will have the right to require such payments from Participant or withhold such amounts from other payments due to Participant from the Company or its Subsidiary, or withhold delivery of vested shares of Stock otherwise deliverable under this Agreement. Participant may elect to satisfy such obligations by any of the following means: (A) a cash payment to the Company, (B) surrendering to the Company a number of whole shares of Stock otherwise to be delivered to Participant pursuant to the Award having a value, determined as of the date the obligation to withhold or pay taxes first arises in connection with the Award equal to such obligations, or (C) any combination of (A) and (B). The shares of Stock so delivered by Participant shall have an aggregate value equal to such withholding obligations. The maximum number of shares of Stock that may be withheld to satisfy any applicable tax withholding obligations arising from the Earned Incentive Award may not exceed such number of shares of stock having a value equal to the maximum statutory amount required by the Company to be withheld and paid to any federal, state, local or foreign taxing authority with respect to the vesting of such Earned Incentive Amount, or such greater amount as may be permitted under applicable accounting standards.
d.
Award Confers No Rights to Continued Employment. In no event shall the granting of the Award or its acceptance by Participant give or be deemed to give Participant any right to continued employment by the Company or any of its subsidiaries.
e.
Decisions of the Board or Committee; Amendments. The Board or the Committee shall have the right to resolve all questions which may arise in connection with the Award. Any interpretation, determination or other action made or taken by the Committee regarding the Award, or this Agreement, shall be final, binding and conclusive. The Committee shall have the right to amend this Agreement from time to time in the Committee’s sole discretion and in any manner that it deems appropriate, provided, however, than any amendment that would materially and adversely affect any of Participant’s rights shall not to that extent be effective without Participant’s written consent.

f.
Agreement Subject to the Plan and the Award. This Agreement is subject to the provisions of the Plan and shall be interpreted in accordance therewith. Participant hereby acknowledges receipt of a copy of the Plan. If there is a conflict between the terms of this Agreement and the Plan or the Award, the terms of the Plan or the Award shall control over any inconsistent or conflicting term in this Agreement.
g.
Dividend Equivalent Rights. Each earned share of Stock, including any share of Restricted Stock, shall have a Dividend Equivalent Right associated with it with respect to any cash dividends on such Stock that has a record date after the start of the Performance Period and prior to the applicable Settlement Date for such Stock (the total accrued dividends for each earned share of Stock as of the Settlement Date, a “Dividend Equivalent Amount”). For avoidance of doubt, no Dividend Equivalent Amount shall accrue in respect to any Stock which is not earned pursuant to this Agreement. The Dividend Equivalent Amount shall be calculated by crediting a hypothetical bookkeeping account for Participant with an amount equal to the amount of cash dividends that would have been paid on the dividend payment date with respect to the number of shares underlying the unsettled earned Stock (or Stock which becomes earned in accordance with this Agreement) if such Stock had been outstanding on the dividend record date. Participant’s Dividend Equivalent Amount shall not be credited with interest. Any Dividend Equivalent Amount (A) shall be subject to the same terms and conditions applicable to the earned Stock to which the Dividend Equivalent Right relates, including, without limitation, the applicable performance goals, restrictions on transfer and the forfeiture conditions contained in this Agreement; (B) shall be settled upon the same terms and at the same time of settlement as the earned Stock to which the dividend relates and (C) shall be denominated and payable in cash. The payment of Dividend Equivalent Amounts on the Settlement Date shall be net of all applicable withholding taxes due on the Dividend Equivalent Amounts pursuant to Section 6.c.
7.
Miscellaneous Provisions.
a.
Employment by Subsidiary. References in the Agreement to employment by the Company shall also mean employment by any of its Subsidiaries.
b.
Unsecured Commitment. The Committee’s sole obligation under this Agreement and in respect of the Award shall be merely that of an unfunded and unsecured promise of the Company to pay Participant in the future, subject to the conditions and provisions of the Agreement and the Plan.
c.
Limitation on Shareholder Rights. Participant shall have no rights as a shareholder of the Company, no dividend rights (subject to Dividend Equivalent Rights set forth in Section 6.g) and no voting rights with respect to the Stock underlying or issuable in respect of Stock until such Stock is actually issued to and held of record by Participant. No adjustments shall be made for dividends or other rights of a holder for which the record date is prior to the Settlement Date, except for the Dividend Equivalent Rights set forth in Section 6.g.

d.
Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of Participant, acquire any rights hereunder in accordance with this Agreement or the Plan.
e.
Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to Apple Hospitality REIT, Inc., Attention: Chief Legal Officer, 814 East Main Street, Richmond, Virginia 23219, and if to Participant, to the last known address contained in the Company’s records. All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery to the party entitled thereto, (b) by electronic mail with confirmation of receipt, (c) by mailing in the United States mail to the last known address of the party entitled thereto or (d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of electronic mail, or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.
f.
Governing Law. This Agreement, the Award and all determinations made, and actions taken pursuant hereto and thereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the Commonwealth of Virginia and construed in accordance therewith without giving effect to conflicts of laws principles.
g.
Section 409A. The Agreement is intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted and construed consistently with such intent; provided, however, that in no event shall the Company or any of its directors, officers, employees or advisors be responsible for any such additional tax, interest or related tax penalties that may be imposed under Section 409A of the Code. This Agreement shall be administered and interpreted to the extent possible in a manner consistent with such intent. Notwithstanding any other provision of this Agreement to the contrary, if Participant is a “specified employee” within the meaning of Section 409A, no payments (or Stock issuance) in respect of the Award that are “deferred compensation” subject to Section 409A and which would otherwise be payable upon Participant’s “separation of service” (as defined in Section 409A) shall be made to Participant prior to the date that is six months after the date of Participant’s “separation from service” or, if earlier, Participant’s date of death. Following any applicable six month delay, all such delayed payments (or Stock issuance) shall be paid in a single lump sum on the earliest date permitted under Section 409A that is also a business day. Participant is solely responsible and liable for the satisfaction of all taxes and penalties under Section 409A that may be imposed on or in respect of Participant in connection with this Agreement, and the Company shall not be liable to Participant for any payment that is determined to result in an additional tax, penalty or interest under Section 409A, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A.
h.
Disputes. Participant acknowledges and agrees that any and all disputes related to this Agreement, or the Award, shall be exclusively resolved by the Committee.
i.
Statute of Limitations. Any action, claim or lawsuit relating to this Agreement must be filed no more than six (6) months after the date of the employment action that is the subject of the action, claim or lawsuit. Participant voluntarily waives any statute of limitations to the contrary.
j.
Award Subject to Clawback. The Award and any cash or Stock delivered pursuant to the Award are subject to mandatory repayment by Participant to the Company to the extent Participant is, or in the future becomes, subject to (i) any Company “clawback” or recoupment policy that is adopted to comply with the requirements of any Applicable Law, rule or regulation, or otherwise, or (ii) any law, rule or regulation which imposes mandatory recoupment, under circumstances set forth in such law, rule or regulation.
k.
Confidentiality. Participant acknowledges that they are in possession of confidential knowledge, data or information concerning the business and operations of the Company (the “Confidential Information”). Participant agrees that they shall keep all such Confidential Information strictly confidential and use such Confidential Information only for the purpose of fulfilling their obligations hereunder and in order to perform any service to the Company as a director, consultant, or employee, and not for any other purpose. Notwithstanding the foregoing, Confidential Information shall not include any information that (i) has become publicly known and made generally available or is known within the Company’s industry through no wrongful act of Participant or (ii) is required to be disclosed by applicable laws, court order or subpoena or a governmental or regulatory agency (or similar body or entity) after, to the extent legally permitted, providing prompt written notice of such request to the Committee so that the Company may seek an appropriate protective order or other appropriate remedy. Participant may also disclose Confidential Information to the extent required pursuant to any legal process between the Participant and the Company.

End of Agreement;

Signature Page and Annex to follow.

In witness thereof, the Company and Participant have executed this Grant and Performance Award Agreement as of ___________ _____, 20__.

THE COMPANY

APPLE HOSPITALITY REIT, INC.,

a Virginia corporation

By: _______________________________

Name: _______________________________

Title: _______________________________

PARTICIPANT

__________________________________

Name: ____________________________

Title: ____________________________

Annex 1

The Award

[ ]